Exhibit 99.3

PRO FORMA VALUATION REPORT STANDARD CONVERSION SR Bancorp, Inc. Bound Brook, New Jersey HOLDING COMPANY FOR: Somerset Savings Bank, SLA Bound Brook, New Jersey Dated as of February 21, 2023 1311-A Dolley Madison Boulevard Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

Exhibit 99.3

February 21, 2023

Board of Directors

SR Bancorp, Inc.

Somerset Savings Bank, SLA

220 West Union Avenue

Bound Brook, New Jersey 08805

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”), and applicable regulatory interpretations thereof. Our original appraisal report, dated September 19, 2022 (the “Original Appraisal”), is incorporated herein by reference. As in the preparation of our Original Appraisal, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On July 25, 2022, the Board of Directors of Somerset Savings Bank, SLA, Bound Brook, New Jersey (“Somerset Savings” or the “Bank”) adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a New Jersey-chartered mutual savings association to a New Jersey-chartered stock savings association and become a wholly-owned subsidiary of SR Bancorp, Inc. (“SR Bancorp” or the “Company”), a newly formed Maryland corporation organized by Somerset Savings.

SR Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans including Somerset Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Voting Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

February 21, 2023

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will equal 6% of the shares of common stock sold in the offering and will be funded with SR Bancorp common stock contributed by the Company in an amount equal to 5.0% of the shares of common stock sold in the offering and cash in an amount equal to 1.0% of the shares of common stock sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Somerset Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Following completion of the conversion and related stock offering, pursuant to an Agreement and Plan of Merger, the Boards of Directors of Somerset Savings and SR Bancorp entered into a definitive agreement to acquire Regal Bancorp, Inc., Livingston, New Jersey (“Regal Bancorp”) and its subsidiary Regal Bank. In the acquisition, Regal Bancorp will merge with and into SR Bancorp, with SR Bancorp as the surviving entity, and Regal Bank will merge with and into Somerset Savings, with Somerset Savings as the surviving institution under the name Somerset Regal Bank. In connection with the conversion and acquisition, Somerset Savings also intends to convert to a New Jersey chartered commercial bank.

In connection with the proposed merger, Regal Bancorp shareholders will receive $23.00 in cash in exchange for each share of Regal Bancorp common stock that they own. The aggregate transaction value of the acquisition is approximately $69.5 million.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Somerset Savings’ and Regal Bancorp’s financial condition, including financial data through December 31, 2022; (2) an updated comparison of Somerset Savings’ financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the Original Appraisal.

The estimated pro forma market value is defined as the price at which Somerset Savings’ common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

February 21, 2023

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended June 30, 2022 and updated financial information through December 31, 2022. Somerset Savings’ assets increased by $882,000 or 0.14% from June 30, 2022 to December 31, 2022. Loan growth accounted for most of the increase in assets during the six months ended December 31, 2022, which was largely funded with redeployment of cash and investments. Overall, cash and investments (inclusive of FHLB stock) decreased from $276.8 million or 42.68% of assets at June 30, 2022 to $252.7 million or 38.90% of assets at December 31, 2022. Net loans receivable increased from $334.6 million or 51.58% of assets at June 30, 2022 to $357.6 million or 55.06% of assets at December 31, 2022. The balance for bank-owned life insurance increased slightly during the six months ended December 31, 2022 to equal $28.4 million or 4.37% of assets at December 31, 2022.

Updated credit quality measures for the Bank remained favorable, with the balance of non-performing assets increasing slightly during the six months ended December 31, 2022. Somerset Savings’ non-performing assets increased from a zero balance at June 30, 2022 to $150,000 or 0.02% of assets at December 31, 2022.

Deposits increased from $522.1 million or 80.49% of assets at June 30, 2022 to $522.8 million or 80.49% of assets at December 31, 2022. Deposit growth was driven by an increase in certificates of deposit (“CDs”), which was partially offset by a decrease in transaction and savings account deposits. Somerset Savings’ equity decreased from $118.2 million June 30, 2022 to $118.1 million at December 31, 2022, which combined with asset growth provided for a slight decrease in the Bank’s equity-to-assets ratio from 18.23% at June 30, 2022 to 18.18% at December 31, 2022.

Somerset Savings’ operating results for the twelve months ended June 30, 2022 and December 31, 2022 are also set forth in Table 1. The Bank’s updated reported earnings were nominally lower, equaling $1.9 million or 0.29% of average assets for both the twelve months ended June 30, 2022 and the twelve months ended December 31, 2022. The slight decline in earnings was the result of higher operating expenses more than offsetting higher net interest income.

Somerset Savings’ net interest income was higher during the most recent twelve month period, which was realized through an increase in interest income and a decrease in interest expense. Growth in interest income was driven by loan growth, which also facilitated an increase in the average yield on interest-earning assets to 2.53% for the six months ended December 31, 2022 as compared to 2.16% for the six months ended December 31, 2021. Comparatively, the decrease in interest expense was facilitated by a seven basis point decrease in the average cost of interest-bearing liabilities to 0.31% for the six months ended December 31, 2022 as compared to 0.38% for the six months ended December 31, 2021, as well as increase in the average balance of non-interest bearing deposits during the six months ended December 31, 2022 compared to the six months ended December 31, 2021. Overall, net interest income increased from $11.9 million or 1.83% of average assets during the twelve months ended June 30, 2022 to $13.1 million or 2.03% of average assets during the twelve months ended December 31, 2022.

Boards of Directors

February 21, 2023

Table 1

Somerset Savings Bank, SLA

Recent Financial Data

	At June 30, 2022		At December 31, 2022
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$648,631	100.00%	$649,513	100.00%
Cash, cash equivalents	35,344	5.45	27,135	4.18
Investment securities	240,779	37.12	224,836	34.62
Loans receivable, net	334,558	51.58	357,616	55.06
FHLB stock	702	0.11	702	0.11
Bank-owned life insurance	28,056	4.33	28,384	4.37
Deposits	522,072	80.49	522,762	80.49
Total equity	118,231	18.23	118,071	18.18

	12 Months Ended		12 Months Ended
	June 30, 2022		December 31, 2022
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$13,432	2.07%	$14,502	2.24%
Interest expense	(1,535)	(0.24)	(1,362)	(0.21)

Net interest income	11,897	1.83	13,140	2.03
Provisions for loan losses	0	0.00	0	0.00

Net interest income after prov.	11,897	1.83	13,140	2.03
Non-interest operating income	1,359	0.21	1,360	0.21
Gain (loss) on securities	(8)	0.00	(6)	0.00
Non-interest operating expense	(11,014)	(1.70)	(12,263)	(1.89)

Income before income tax expense	2,234	0.34	2,231	0.35
Income taxes	(363)	(0.06)	(370)	(0.06)

Net income	$1,871	0.29%	$1,861	0.29%

Sources:	Somerset Savings’ prospectus, audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

February 21, 2023

Operating expenses increased from $11.0 million or 1.70% of average assets during the twelve months ended June 30, 2022 to $12.3 million or 1.89% of average assets during the twelve months ended December 31, 2022. Increases in compensation expenses and professional fees accounted for most of the increase in operating expenses during the most recent twelve month period. Overall, Somerset Savings’ updated ratios for net interest income and operating expenses provided for a nominally lower expense coverage ratio (net interest income divided by operating expenses). Somerset Savings’ expense coverage ratio decreased from 1.08x for the twelve months ended June 30, 2022 to 1.07x for the twelve months ended December 31, 2022.

Non-interest operating income remained stable during the most recent twelve month period, equaling $1.4 million or 0.21% of average assets for both twelve month periods shown in Table 1. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 84.36% (operating expenses as a percent of net interest income and non-interest operating income) was slightly higher than 83.33% efficiency ratio recorded for the twelve months ended June 30, 2022.

Loan loss provisions were not a factor in the Bank’s earnings during both twelve month periods shown in Table 1. The Bank maintained allowances for loan losses of $1.1 million at December 31, 2022, equal to 0.31% of total loans and 744.00% of non-performing loans.

Non-operating income and losses remained a nominal factor in the Bank’s updated earnings, equaling a loss of $6,000 for the twelve months ended December 31, 2022. The non-operating loss consisted of an unrealize loss on equity securities.

The income tax expense increased from $363,000 or 0.06% of average assets for the twelve months ended June 30, 2022 to $370,000 or 0.06% of average assets for the twelve months ended December 31, 2022.

Pro Forma Impact of Regal Bancorp Acquisition

Table 2 presents the pro forma balance sheet and income statement impact of the Regal Bancorp acquisition, as of and for the twelve months ended June 30, 2022 and updated financial information through December 31, 2022.

Somerset Savings’ pro forma assets decreased by $90.2 million or 7.69% from June 30, 2022 to December 31, 2022. Cash and cash equivalents and investment securities accounted for most of the decline in pro forma assets during the six months ended December 31, 2022, which was partially offset by an increase in net loans receivable. The decrease in cash and investments was due to declines in the balances of Somerset Savings’ and Regal Bancorp’s cash and investments, as well as an increase in the cash consideration utilized to fund the Regal Bancorp acquisition. Overall, cash and investments (inclusive of FHLB stock) decreased from $436.0 million or 37.15% of assets at June 30, 2022 to $306.2 million or 28.26% of assets at December 31, 2022. Net loans receivable increased from $668.1 million or 56.92% of assets at June 30, 2022 to $689.1 million or 63.60% of assets at December 31, 2022. Goodwill/intangibles increased from $19.9 million or 1.70% of assets at June 30, 2022 to $32.1 million or 2.96% of assets at December 31, 2022, with most of the increase related to a change in consideration used for the acquisition of Regal Bancorp from a cash and stock transaction to an all cash transaction. The balance for bank-owned life insurance increased slightly during the six months ended December 31, 2022 to equal $35.7 million or 3.30% of assets at December 31, 2022.

Boards of Directors

February 21, 2023

Table 2

Somerset Savings Bank, SLA

Pro Forma Combined Recent Financial Data

	At June 30, 2022		At December 31, 2022
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$1,173,743	100.00%	$1,083,507	100.00%
Cash, cash equivalents	175,592	14.96	61,847	5.71
Investment securities	258,951	22.06	242,905	22.42
Loans receivable, net	668,118	56.92	689,138	63.60
FHLB stock	1,486	0.13	1,486	0.14
Goodwill and core deposit intangible	19,897	1.70	32,075	2.96
Bank-owned life insurance	35,326	3.01	35,730	3.30
Deposits	994,584	84.74	947,163	87.42
Borrowings	5,000	0.43	5,000	0.46
Total equity	164,042	13.98	117,051	10.80
Tangible equity	118,231	12.28	84,976	7.84

	12 Months Ended		12 Months Ended
	June 30, 2022		December 31, 2022
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$35,599	2.98%	$40,066	3.70%
Interest expense	(4,399)	(0.37)	(4,767)	(0.44)

Net interest income	31,200	2.61	35,299	3.26
Provisions for loan losses	0	0.00	0	0.00)

Net interest income after prov.	31,200	2.61	35,299	3.26
Non-interest operating income	2,508	0.21	2,116	0.20
Gain (loss) on securities	(8)	0.00	(6)	0.00
Non-interest operating expense	(23,351)	(1.95)	(25,375)	(2.34)

Income before income tax expense	10,349	0.87	12,034	1.11
Income taxes	(2,554)	(0.21)	(3,093)	(0.29)

Net income	$7,795	0.65%	$8,941	0.83%

Sources:	Somerset Savings’ prospectus, Somerset Savings’ and Regal Bancorp’s audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

February 21, 2023

Updated pro forma credit quality measures remained favorable, although the balance of non-performing assets increased slightly during the six months ended December 31, 2022. Pro forma non-performing assets increased from $204,000 or 0.02% of assets at June 30, 2022 to $691,000 or 0.06% of assets at December 31, 2022. Both Regal Bancorp and Somerset Savings experienced slight increases in non-performing loans during the six months ended December 31, 2022, which comprised the entire balance of pro forma non-performing assets at December 31, 2022.

Somerset Savings’ pro forma funding composition showed a decrease in deposits and no change in borrowings during the six months ended December 31, 2022. The decrease in deposits was primarily due to a $47.7 million decline in Regal Bancorp’s deposits, with deposit run-off consisting primarily of transaction and savings account deposits. Overall, pro forma deposits decreased from $994.6 million or 84.74% of assets at June 30, 2022 to $947.2 million or 87.42% of assets at December 31, 2022. The pro forma balance of borrowings remained at $5.0 million, equal to 0.46% of pro forma assets at December 31, 2022. Somerset Savings’ pro forma tangible equity decreased from $118.2 million or 12.28% of assets at June 30, 2022 to $85.0 million or 7.84% of assets at December 31, 2022. The primary factor accounting for most of the decrease in tangible equity was the result of the change in consideration used for the acquisition of Regal Bancorp from a cash and stock transaction to an all cash transaction, which reduced pro forma equity and increased goodwill/intangibles.

Pro forma operating results for the twelve months ended June 30, 2022 and December 31, 2022 are also set forth in Table 1. As set forth in the Original Appraisal, pro forma net interest income reflects the yield adjustments for interest rate sensitive assets and liabilities, based on mark-to-market valuation adjustments on Regal Bancorp’s balance sheet as of June 30, 2022 and December 31, 2022. Pro forma net interest income was also adjusted for the cash cost of the acquisition. Non-interest expense was adjusted to account for the amortization of intangibles. The Bank’s reported pro forma earnings increased from $7.8 million or 0.65% of average assets for the twelve months ended June 30, 2022 to $8.9 million or 0.83% of average assets for the twelve months ended December 31, 2022. The increase in pro forma net income was realized through an increase in net interest income, which was partially offset by a decrease in non-interest operating income and an increase in operating expenses.

The increase in Somerset Savings’ pro forma net interest income during the most recent twelve month period was realized through increases in net interest income recorded by both Somerset Savings and Regal Bancorp, as well as an increase in the net interest income that was attributable to the net earnings impact of Regal Bancorp’s fair value accounting adjustments, less the cash cost of the merger consideration and expenses incurred for the acquisition of Regal Bancorp The net interest income earnings impact from the fair value accounting adjustments and cash costs related to the acquisition increased from $4.5 million to $6.1 million. Overall, pro forma net interest income increased from $31.2 million or 2.61% of average assets during the twelve months ended June 30, 2022 to $35.3 million or 3.26% of average assets during the twelve months ended December 31, 2022.

Pro forma operating expenses increased from $23.4 million or 1.95% of average assets during the twelve months ended June 30, 2022 to $25.4 million or 2.34% of average assets during the twelve months ended December 31, 2022. Most of the increase in pro forma operating expenses was due to an increase in Somerset Savings’ operating expenses during

Boards of Directors

February 21, 2023

the most recent twelve month period, while a slight increase in Regal Bancorp’s updated operating expenses and a slight increase in the intangible amortization expense were less significant factors that accounted for the increase in pro forma operating expenses during the twelve months ended December 31, 2022. Overall, Somerset Savings’ updated pro forma ratios for net interest income and operating expenses provided for a slightly higher expense coverage ratio (net interest income divided by operating expenses). Somerset Savings’ pro forma expense coverage ratio increased from 1.34x for the twelve months ended June 30, 2022 to 1.39x for the twelve months ended December 31, 2022.

Pro forma non-interest operating income decreased from $2.5 million or 0.21% of average assets during the twelve months ended June 30, 2022 to $2.1 million or 0.20% of average assets during the twelve months ended December 31, 2022. A decrease in Regal Bancorp’s non-interest operating income accounted for the decline in pro forma non-interest operating income, which was largely due to a reduction in loan sale gains. Overall, when factoring non-interest operating income into pro forma core earnings, the Bank’s updated pro forma efficiency ratio of 67.63% (operating expenses as a percent of net interest income and non-interest operating income) was slightly more favorable than the 69.15% pro forma efficiency ratio recorded for the twelve months ended June 30, 2022.

Loan loss provisions remained a non-factor in Somerset Savings’ updated pro forma earnings and a non-operating loss on investment securities remained a nominal factor in Somerset Savings’ updated pro forma earnings.

The pro forma income tax expense increased from $2.6 million or 0.21% of average assets for the twelve months ended June 30, 2022 to $3.1 million or 0.29% of average assets for the twelve months ended December 31, 2022. Higher pro forma pre-tax earnings largely accounted for the increase in the pro forma income tax expense.

2.	Peer Group Financial Comparisons

Tables 3 and 4 present updated financial characteristics and operating results for Somerset Savings, the Peer Group and all publicly-traded thrifts. The financial data presented for Somerset Savings includes the estimated pro forma impact of the acquisition of Regal Bancorp, with the exception of the Bank’s regulatory capital ratio. The Bank’s and the Peer Group’s ratios are based on financial results through December 31, 2022. HV Bancorp, Inc. of Pennsylvania, which was one of the companies selected for the Peer Group in the Original Appraisal, is the target of a pending acquisition to sell control and, therefore, has been eliminated from the Peer Group.

In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the Original Appraisal. Consistent with the Original Appraisal, the Bank’s updated interest-earning asset composition reflected a lower concentration of loans and a higher concentration of cash and investments. Overall, the Bank’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 91.87% and 94.24%, respectively.

Boards of Directors

February 21, 2023

Table 3

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

For the 12 Months Ended December 31, 2022 or the Most Recent 12 Months Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. & Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
Somerset Savings Bank, SLA		NJ
December 31, 2022			5.71%	22.56%	3.30%	63.60%	87.42%	0.46%	0.00%	10.80%	2.96%	7.84%	40.77%	2.03%	67.77%	49.11%	NM	-2.70%	-21.79%	19.54%	NA	NA
All Non-MHC Public Thrifts
Averages			4.18%	16.38%	1.83%	73.07%	75.74%	8.91%	0.40%	13.55%	0.69%	12.97%	7.54%	-10.23%	14.57%	4.73%	41.26%	3.75%	3.67%	12.63%	15.85%	17.18%
Medians			2.32%	14.44%	1.79%	76.55%	76.88%	7.57%	0.00%	11.71%	0.03%	11.31%	4.56%	-21.21%	13.29%	1.69%	42.88%	-4.46%	-5.49%	11.46%	13.86%	14.93%
Comparable Group
Averages			3.08%	15.61%	2.01%	75.55%	80.50%	5.52%	0.00%	12.86%	0.42%	12.44%	3.80%	-25.96%	12.77%	2.25%	15.23%	-6.55%	-6.57%	11.96%	12.70%	13.78%
Medians			3.31%	14.44%	1.99%	78.06%	81.01%	4.04%	0.00%	12.16%	0.01%	12.16%	3.15%	-26.57%	13.45%	3.91%	30.30%	-8.84%	-8.84%	10.97%	12.34%	13.50%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	3.33%	9.33%	1.99%	80.49%	83.05%	1.27%	0.00%	14.80%	2.35%	12.45%	0.41%	-38.50%	10.61%	7.24%	-79.54%	-3.20%	-3.59%	10.97%	11.86%	13.11%
ESSA	ESSA Bancorp, Inc.	PA	1.49%	14.44%	1.99%	78.06%	71.09%	16.17%	0.00%	11.22%	0.73%	10.49%	3.15%	-28.81%	12.29%	-16.20%	NM	4.12%	4.54%	10.50%	12.34%	13.51%
HMNF	HMN Financial, Inc.	MN	3.31%	22.56%	0.00%	71.01%	89.58%	0.00%	0.00%	8.88%	0.07%	8.81%	2.49%	-26.57%	18.28%	3.29%	-100.00%	-11.54%	-11.61%	9.14%	11.48%	12.65%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	3.55%	18.62%	1.15%	73.10%	89.88%	1.43%	0.00%	8.44%	0.00%	8.44%	0.92%	-26.15%	13.45%	1.18%	94.91%	-8.84%	-8.84%	9.99%	14.08%	15.25%
IROQ	IF Bancorp, Inc.	IL	1.18%	25.73%	1.77%	68.14%	81.01%	9.22%	0.00%	8.63%	0.00%	8.63%	6.62%	-12.43%	14.13%	3.91%	117.37%	-17.81%	-17.81%	9.88%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	0.96%	12.41%	2.16%	81.07%	82.29%	4.04%	0.00%	12.16%	0.00%	12.16%	5.25%	-32.45%	15.99%	4.39%	30.30%	1.50%	1.50%	11.23%	14.58%	15.83%
NECB	Northeast Community Bancorp, Inc.	NY	6.70%	3.21%	1.82%	85.07%	78.73%	1.68%	0.00%	18.39%	0.01%	18.38%	16.32%	-26.43%	25.22%	21.01%	-23.16%	4.25%	4.44%	16.50%	13.17%	13.50%
PVBC	Provident Bancorp, Inc.	MA	4.93%	2.01%	2.67%	86.54%	78.20%	8.01%	0.00%	12.68%	0.00%	12.68%	-5.37%	-40.50%	-2.79%	-12.35%	NM	-11.22%	-11.22%	11.17%	11.37%	12.63%
WMPN	William Penn Bancorporation	PA	2.27%	32.22%	4.56%	56.51%	70.66%	7.86%	0.00%	20.58%	0.63%	19.95%	4.43%	-1.80%	7.75%	7.82%	66.72%	-16.20%	-16.54%	18.26%	NA	NA

(1)	Includes loans held for sale.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

February 21, 2023

Table 4

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2022 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Somerset Savings Bank, SLA		NJ
December 31, 2022			0.83%	3.70%	0.44%	3.26%	0.00%	3.26%	0.02%	0.18%	2.34%	0.00%	0.00%	0.29%	2.40%	0.29%	2.11%	$8,208	25.70%
All Non-MHC Public Thrifts
Averages			0.68%	3.66%	0.47%	3.19%	0.16%	3.06%	0.05%	0.40%	2.62%	-0.02%	0.00%	0.22%	3.87%	0.69%	3.18%	$9,288	22.27%
Medians			0.73%	3.44%	0.39%	3.04%	0.06%	2.95%	0.01%	0.37%	2.53%	0.00%	0.00%	0.25%	3.65%	0.58%	3.04%	$8,011	23.34%
Comparable Group
Averages			0.74%	3.94%	0.37%	3.57%	0.42%	3.14%	0.06%	0.37%	2.56%	-0.03%	0.00%	0.24%	4.18%	0.61%	3.57%	$8,183	22.76%
Medians			0.93%	3.74%	0.36%	3.38%	0.09%	3.24%	0.02%	0.31%	2.53%	-0.02%	0.00%	0.27%	4.03%	0.56%	3.40%	$8,043	24.87%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.93%	4.17%	0.31%	3.86%	0.09%	3.77%	0.00%	0.31%	2.79%	-0.08%	0.00%	0.28%	4.47%	0.56%	3.91%	$8,608	23.51%
ESSA	ESSA Bancorp, Inc.	PA	1.09%	3.59%	0.28%	3.31%	0.01%	3.30%	0.00%	0.43%	2.38%	0.00%	0.00%	0.27%	3.80%	0.40%	3.40%	$7,941	20.02%
HMNF	HMN Financial, Inc.	MN	0.75%	3.21%	0.19%	3.02%	0.10%	2.92%	0.22%	0.60%	2.69%	0.00%	0.00%	0.30%	3.30%	0.31%	2.99%	$6,643	28.62%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.99%	3.74%	0.36%	3.38%	0.15%	3.24%	0.15%	0.29%	2.53%	0.00%	0.00%	0.16%	4.03%	0.50%	3.53%	$7,589	13.93%
IROQ	IF Bancorp, Inc.	IL	0.69%	3.40%	0.51%	2.89%	0.10%	2.80%	0.03%	0.60%	2.44%	-0.06%	0.00%	0.25%	3.50%	0.62%	2.88%	$7,421	26.22%
MGYR	Magyar Bancorp, Inc.	NJ	1.01%	3.88%	0.44%	3.44%	0.07%	3.37%	0.10%	0.22%	2.27%	0.00%	0.00%	0.42%	4.09%	0.71%	3.38%	$9,029	29.46%
NECB	Northeast Community Bancorp, Inc.	NY	1.95%	5.65%	0.64%	5.01%	0.03%	4.98%	0.00%	0.26%	2.41%	-0.12%	0.00%	0.75%	6.00%	1.31%	4.69%	$10,311	27.84%
PVBC	Provident Bancorp, Inc.	MA	-1.24%	4.59%	0.25%	4.34%	3.27%	1.08%	0.02%	0.34%	2.99%	-0.02%	0.00%	-0.34%	4.87%	0.53%	4.34%	$8,060	NM
WMPN	William Penn Bancorporation	PA	0.46%	3.25%	0.41%	2.84%	0.00%	2.84%	0.00%	0.25%	2.54%	-0.02%	0.00%	0.07%	3.59%	0.57%	3.02%	$8,043	12.46%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

February 21, 2023

Consistent with the Original Appraisal, Somerset Savings’ funding composition showed a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 87.88% and 86.02% for the Bank and the Peer Group, respectively. Somerset Savings’ updated tangible equity-to-assets ratio equaled 7.84%, which remained below the comparable Peer Group ratio of 12.44%. Overall, Somerset Savings’ updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 104.54%, which remained below the comparable Peer Group ratio of 109.56%. As discussed in the Original Appraisal, the additional capital realized from stock proceeds should serve to increase Somerset Savings’ IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering.

Updated growth rates for Somerset Savings are based on annualized growth rates for the 18 months ended December 31, 2022 and the Peer Group’s growth rates are based on growth for the twelve months ended December 31, 2022. The Bank’s growth rates reflect Somerset Savings’ growth and the pro forma growth resulting from the acquisition of Regal Bancorp. Somerset Savings recorded a 40.77% increase in assets, versus a 3.80% increase in assets for the Peer Group. Asset growth by the Bank was largely sustained by a 67.77% increase in loans, which was supplemented with a 2.03% increase in cash and investments. Similarly, the Peer Group’s asset growth was primarily realized through a 12.77% increase in loans, which was in part funded by a 25.96% decrease in cash and investments.

Acquisition-related growth also remained as the primary source for the Bank’s higher deposit growth rate, with the Bank and the Peer Group positing updated deposit growth rates of 49.11% and 2.25%, respectively. With the acquisition of Regal Bancorp, the Bank’s borrowings increased from a zero balance to 0.46% of assets. Comparatively, the borrowings growth rate for the Peer Group equaled 15.23%. Updated tangible net worth growth rates for the Bank and the Peer Group equaled negative 21.79% and negative 6.57%, respectively. The more significant decrease in the Bank’s tangible capital was largely related to the goodwill and intangibles created by the acquisition of Regal Bancorp.

Table 4 displays comparative operating results for Somerset Savings and the Peer Group, based on earnings for the twelve months ended December 31, 2022. The Bank’s earnings have been adjusted to reflect the pro forma impact of the Regal Bancorp acquisition, with the exception of the Bank’s yield-cost interest rate spread. Somerset Savings and the Peer Group reported net income to average assets ratios of 0.83% and 0.74%, respectively. The Bank’s higher return was realized through lower operating expenses, lower loan loss provisions and higher non-operating income, while the Peer Group maintained earnings advantages with respect to higher net interest income, higher non-interest operating income and lower effective tax rate.

Updated expense coverage ratios posted by Somerset Savings and the Peer Group both equaled 1.39x, as the Peer Group’s higher net interest income ratio was offset by the Bank’s lower operating expense ratio. The Peer Group’s higher net interest income ratio was realized through a higher interest income ratio and a lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.20% and 0.43% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Somerset Savings’ core earnings strength relative to the Peer Group’s, the Bank’s updated efficiency ratio of 67.63% remained slightly less favorable than the Peer Group’s efficiency ratio of 64.00%.

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February 21, 2023

Loan loss provisions remained a larger factor in the Peer Group’s updated earnings, as no loan loss provisions were established by the Bank. Comparatively, loan loss provisions for the Peer Group equaled 0.42% of average assets.

Non-operating gains and losses realized from the sale of assets and other non-operating items remained a slightly larger factor in the Peer Group’s updated earnings. The Bank recorded a nominal non-operating loss, versus a non-operating loss equal to 0.03% of average assets for the Peer Group. As set forth in the Original Appraisal, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Bank’s and the Peer Group’s updated earnings.

The Bank’s effective tax rate of 25.70% remained slightly above the Peer Group’s effective tax rate of 22.76%.

The Bank’s updated credit quality measures continued to imply a slightly lower degree of credit risk exposure relative to the comparable Peer Group measures. Somerset Savings’ ratios include the pro forma impact of the Regal Bancorp acquisition. As shown in Table 5, the Bank’s non-performing assets/assets and non-performing loans/loans ratios of 0.06% and 0.10%, respectively, were lower than the comparable Peer Group ratios of 0.67% and 0.76%. The Bank’s updated reserve coverage ratios indicated a lower level of reserves as a percent of non-performing loans (161.51% versus 181.27% for the Peer Group) and a lower level of reserves as a percent of loans (0.16% versus 1.19% for the Peer Group). The Bank’s lower reserve ratios reflect fair value accounting for the acquisition of Regal Bancorp. Net loan charge-offs remained a more significant factor for the Peer Group, with net loan charge-offs as a percent of loans equal to 0.38% for the Peer Group compared to no net charge-offs for the Bank.

3. Stock Market Conditions

Since the date of the Original Appraisal, the performance of the broader stock market has been mixed. The broader stock market traded sharply lower at the conclusion of the Federal Reserve’s policy meeting in late-September 2022, in which the Federal Reserve raised its target rate by 0.75% and signaled the need for further rate increases. The Dow Jones Industrial Average (“DJIA”) slid into bear market territory to close out the third quarter, as investors confronted new signs of slowing global economic growth, Russia’s attempt to escalate the war in Ukraine and growing certainty that the Federal Reserve would continue to raise rates to fight inflation.

Boards of Directors

February 21, 2023

Table 5

Credit Risk Measures and Related Information

Comparable Institution Analysis

For the 12 Months Ended December 31, 2022 or the Most Recent 12 Months Available

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)		NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Somerset Savings Bank, SLA		NJ
December 31, 2022			0.00%	0.06%	0.10%	0.16%	161.51%	161.51%		$0	0.00%
All Non-MHC Public Thrifts
Averages			0.04%	0.52%	0.78%	1.04%	214.54%	172.88%		$2,076	0.11%
Medians			0.01%	0.42%	0.61%	1.00%	179.10%	141.10%		$42	0.01%
Comparable Group
Averages			0.06%	0.67%	0.76%	1.19%	181.27%	194.97%		$5,357	0.38%
Medians			0.00%	0.56%	0.97%	1.26%	122.04%	112.86%		$73	0.01%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.37%	1.27%	1.07%	1.45%	134.97%	92.75%	-$	62	0.00%
ESSA	ESSA Bancorp, Inc.	PA	0.00%	0.95%	1.19%	1.23%	102.97%	102.83%	-$	381	-0.03%
HMNF	HMN Financial, Inc.	MN	0.00%	0.20%	0.27%	1.31%	480.01%	480.01%		$73	0.01%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.05%	0.39%	0.45%	1.13%	251.47%	215.38%		$239	0.06%
IROQ	IF Bancorp, Inc.	IL	0.00%	0.05%	0.05%	1.26%	NM	NM		$46	0.01%
MGYR	Magyar Bancorp, Inc.	NJ	0.04%	0.91%	1.06%	1.30%	122.04%	117.28%	-$	2	0.00%
NECB	Northeast Community Bancorp, Inc.	NY	0.10%	0.10%	0.00%	0.45%	NM	374.04%		$207	0.02%
PVBC	Provident Bancorp, Inc.	MA	0.00%	1.58%	1.79%	1.94%	108.44%	108.44%		$47,855	3.26%
WMPN	William Penn Bancorporation	PA	0.00%	0.56%	0.97%	0.67%	69.01%	69.01%		$240	0.05%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

February 21, 2023

The broader stock market rebounded at the start of the fourth quarter of 2022, with the DJIA posting its best two-day gain since April 2020. A relatively strong jobs report for September 2022 translated into stocks trading lower following the early-October rally, as hopes faded that the Federal Reserve would pursue a less aggressive monetary policy. After NASDAQ moved into bear territory for the second time of 2022, some favorable third quarter earnings reports fueled a broader stock market rally in the second half of October. Overall, the DJIA was up 14% for the month of October, which was its best month since 1976. Stocks traded lower at the start of November in conjunction with the Federal Reserve raising its target rate by another 0.75% and plans to keep raising rates, but potentially in smaller increments. A favorable employment report for October boosted stocks ahead of the mid-term elections, which was followed by a one-day selloff after election day amid uncertainty around the mid-term election results and turmoil in cryptocurrency markets. With the release of the October CPI showing a smaller-than-expected increase, stocks posted their biggest gains in more than two years on November 10th. Trading in the broader stock market was mixed through mid-November, as investor enthusiasm over a potential slowdown in interest rate increases faded. The up and down market continued through the second half of November, with stocks trading lower on worries about a rise in Covid-19 cases in China and then rallying after the Federal Reserve Chairman signaled a potential slowdown in interest rate increases. Economically sensitive shares led the market lower in early-December, as strong economic data increased expectations that the Federal Reserve would continue to raise interest rates throughout 2023. Slowing inflation indicated by November’s CPI fueled a stock market rally heading into mid-December, which was followed by a selloff in mid-December as weak data for retail sales and manufacturing output heightened recession fears. A jump in consumer confidence data for December sparked a one-day rally heading into the last week of 2022, which was followed by an up and down stock market during the final week of the year. Overall, the DJIA closed at 33147.25 on the last day of trading in 2022, a decrease of 8.8% for 2022, while the S&P 500 and the NASDAQ Composite ended 2022 with respective declines of 19.4% and 33.1%.

Signs that inflation was moderating and the December jobs report showing a slowdown in hiring translated into stocks trending higher during the first two weeks of 2023. A sharp drop in December retail sales prompted a selloff in the broader stock market heading into the second half of January. Some favorable fourth quarter earnings reports and indications that inflation was moderating contributed to stocks trading higher during the second half of January. All three of the major U.S. stock indexes recorded strong monthly gains for January, as investors became more confident that Federal Reserve interest rate increases were nearing an end. After a stronger-than-expected jobs report for January stoked fears that interest rate increases could continue longer than anticipated, stocks pulled back in early-February. A general downward trend continued in the broader stock market going into the second half of February, as stronger than expected inflation data further heightened concerns that Federal Reserve tightening would last longer than investors had anticipated. On February 21, 2023 the DJIA closed at 33129.59 or 6.80% higher since the date of the Original Appraisal and the NASDAQ closed at 11492.30 or 0.37% lower since the date of the Original Appraisal.

The market for financial shares has been mixed as well since the date of the Original Appraisal. Selling pressure in bank stocks mounted in the second half of September 2022, as fears of an economic slowdown intensified following the Federal Reserve’s 0.75% rate hike and expectations that the Federal Reserve would continue to raise rates for the balance of 2022. Financial shares paralleled trends in the broader stock market at the beginning of the fourth quarter of 2022, initially trading up and then retreating with the strong jobs report for September diminishing expectations of an easing in the Federal Reserve’s monetary policy. Bank shares led a mid-October stock market rally, as some large banks posted better-than-expected third quarter earnings. Generally favorable third quarter earnings reports coming out of the banking sector and indications by some Federal Reserve officials that they were

Boards of Directors

February 21, 2023

considering whether to slow the pace of monetary tightening helped to sustain the positive trend for bank stocks through the end of October. After trading in a narrow range at the beginning of November and through the mid-term elections, bank stocks traded up on the lower-than-expected increase in the October CPI. Financial shares eased lower heading into the second half of November, as stronger-than-expected retail sales for October increased expectations that the Federal Reserve would keep raising interest rates to reduce persistently high inflation. Signs of inflation cooling and the possibility of smaller interest rate increases by the Federal Reserve contributed to bank stocks edging higher during the second half of November, which was followed by bank stocks and other economically sensitive shares leading the market lower during the first half of December. Recession worries elevated by indications from the Federal Reserve that it may have to hold interest rates higher for longer than expected was a driving factor that fueled the downturn in bank stocks. In the closing weeks of 2022, bank stocks traded in a narrow range and then edged higher at the end of December. For 2022 overall, the S&P U.S. BMI Banks Index was down 19.4%.

Bank stocks followed the broader stock market’s positive trend during the first half of January 2023 and then retreated heading into the second half of January, as recession worries came into focus on the report that retail sales for December posted their biggest decline in 2022. Prospects that the Federal Reserve would begin to dial back its interest rate increases and fourth quarter GDP data that showed economic growth slowed less than expected provided for a mildly positive trend for bank stocks in the second half of January, which continued into early-February as the quarter-point rate hike by the Federal Reserve was in line with expectations. Fourth quarter earnings season translated into a narrow trading range for bank stocks through mid-February, which was followed by bank stocks trading lower along with the selloff in the broader stock market as inflation data raised expectations that the Federal Reserve would keep interest rates higher for longer than had been anticipated. On February 21, 2023, the S&P U.S. BMI Banks Index closed at 156.7, an increase of 3.09% since September 19, 2022.

Since the date of the Original Appraisal, the updated pricing measures for the Peer Group were lower. Comparatively, the updated pricing measures for all publicly-traded thrifts were generally little changed, with the exception of a decrease in the core P/E multiple and an increase in the average market capitalization. The significant increase in the average market capitalization for all publicly-traded thrifts was largely due to the completion of the merger of New York Community Bancorp and Flagstar Bancorp, which is the largest publicly-traded thrift with a market capitalization of $6.2 billion as of February 21, 2023. The decrease in the Peer Group’s pricing measures was primarily related to a decline in Provident Bancorp’s stock price since the date of the Original Appraisal, which was related to a net loss reported by Provident Bancorp in the third quarter of 2022. Since the date of the Original Appraisal, the stock prices of six out of the remaining nine Peer Group companies were lower as of February 21, 2023. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of September 19, 2022 and February 21, 2023.

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February 21, 2023

Average Pricing Characteristics

	At Sept. 19, 2022	At Feb. 21, 2023	% Change
Peer Group(1)
Price/Earnings (x)	12.58x	11.11x	(11.69%)
Price/Core Earnings (x)	12.19	10.74	(11.90)
Price/Book (%)	97.86%	93.52%	(4.43)
Price/Tangible Book(%)	100.89	96.61	(4.24)
Price/Assets (%)	12.83	11.98	(6.63)
Avg. Mkt. Capitalization ($Mil)	$135.70	$127.27	(6.21)

All Publicly-Traded Thrifts
Price/Earnings (x)	14.17x	14.26x	0.64%
Price/Core Earnings (x)	14.33	13.05	(8.93)
Price/Book (%)	98.19%	98.95%	0.77
Price/Tangible Book(%)	108.28	108.81	0.49
Price/Assets (%)	13.04	12.51	(4.06)
Avg. Mkt. Capitalization ($Mil)	$484.19	$544.64	12.48

(1)

HV Bancorp, Inc. of Pennsylvania has been excluded from the Peer Group averages for both dates shown, as the result of becoming the target of a proposed acquisition that was announced subsequent to the date of the Original Appraisal.

As set forth in the Original Appraisal, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, three standard conversion offerings were completed during 2022 and no standard conversion offerings have been completed year-to-date in 2023. The average closing pro forma price/tangible book ratio of the three standard conversion offerings completed during 2022 equaled 56.9%. On average, the three standard conversion offerings reflected price appreciation of 36.4% after the first week of trading. As of February 21, 2023, the three standard conversion offerings reflected a 37.2% increase in price on average from their IPO prices. Of the three standard conversion offerings completed during 2022, the offering completed by ECB Bancorp, Inc. of Massachusetts (“ECB Bancorp”) on July 28, 2022 was considered to be most comparable to Somerset Savings’ offering. ECB Bancorp raised gross proceeds of $89.2 million, which was slightly below the midpoint of its offering range. ECB Bancorp’s closing pro forma price/tangible book ratio equaled 59.3%. ECB Bancorp’s stock price was up 41.3% after the first week of trading. As of February 21, 2023, ECB Bancorp’s stock price was up 56.3% from its IPO price.

Boards of Directors

February 21, 2023

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed in 2022 and Year-to-Date 2023

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality		Excluding Foundation						% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
													Benefit Plans
Institution	Conversion Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offer (%)	% of Mid. (%)	Exp./Proc. (%)	Form	% of Public Off. Inc. Fdn. (%)	ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(1)	Initial Div. Yield (%)	P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)	First Trading Day ($)	% Chg (%)	After First Week(3) ($)	% Chg (%)	After First Month(4) ($)	% Chg (%)	Thru 2/21/23 ($)	% Chg (%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK- NASDAQ	$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%	59.3%	19.1x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$15.63	56.3%
VWF Bancorp, Inc., OH	7/14/22	VWFB- OTCQB	$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%	51.8%	NM	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$15.09	50.9%
NSTS Bancorp, Inc., IL	1/19/22	NSTS- NASDAQ	$260	17.68%	0.70%	529%	$52.9	100%	132%	3.7%	C/S	$150/2.00%	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	NM	17.7%	-0.2%	29.8%	-0.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$10.45	4.5%
		Averages - Standard Conversions:	$362	15.57%	0.33%	405%	$53.8	100%	105%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	11.3%	0.00%	56.9%	19.1x	14.2%	0.2%	24.9%	0.9%	$10.00	$13.19	31.9%	$13.64	36.4%	$13.82	38.2%	$13.72	37.2%
		Medians - Standard Conversions:	$260	17.62%	0.17%	529%	$52.9	100%	96%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.3%	19.1x	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.13	41.3%	$14.06	40.6%	$15.09	50.9%
Second Step Conversions
First Seacoast Bancorp, Inc., NH	1/20/23	FSEA- NASDAQ	$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$10.29	2.9%
Ponce Financial Group, Inc., NY*	1/28/22	PDLB- NASDAQ	$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	C/S	$1.0M/2.91%	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$9.22	-7.8%
		Averages - Second Step Conversions:	$1,042	10.13%	0.53%	437%	$80.6	55%	106%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$9.76	-2.5%
		Medians - Second Step Conversions:	$1,042	10.13%	0.53%	437%	$80.6	106%	4%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$9.76	-2.5%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB- NASDAQ	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	C/S	$250/4.44%	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$9.00	-10.0%
		Averages - MHC Conversions:	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$8.86	-11.4%
		Medians - MHC Conversions:	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$8.86	-11.4%
		Averages - All Conversions:	$584	14.08%	0.34%	418%	$58.4	75%	110%	4.5%	N.A.	N.A.	8.1%	4.1%	10.2%	8.0%	0.00%	65.6%	33.0x	14.8%	0.3%	20.8%	1.4%	$10.00	$11.82	21.1%	$12.10	24.5%	$12.17	25.5%	$11.61	18.8%
		Medians - All Conversions:	$430	12.99%	0.17%	529%	$40.5	78%	112%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.4%	0.00%	61.3%	34.6x	13.8%	0.3%	20.1%	2.0%	$10.00	$11.69	16.9%	$11.48	14.8%	$11.58	15.8%	$10.37	3.7%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	As a percent of MHC offering for MHC transactions.
(2)	Does not take into account the adoption of SOP 93-6.
(3)	Latest price if offering is less than one week old.
(4)	Latest price if offering is more than one week but less than one month old.
(5)	Mutual holding company pro forma data on full conversion basis.
(6)	Simultaneously completed acquisition of another financial institution.
(7)	Simultaneously converted to a commercial bank charter.
(8)	Former credit union.

February 21, 2023

Boards of Directors

February 21, 2023

Summary of Adjustments

In the Original Appraisal, we made the following adjustments to Somerset Savings’ pro forma value based upon our comparative analysis to the Peer Group:

Key Valuation Parameters:	PreviousValuation Adjustment
Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the Original Appraisal. Accordingly, those parameters were not discussed further in this update.

A slight upward adjustment remained appropriate for financial condition, based largely on the upward adjustments applied for the Bank’s balance sheet liquidity, credit quality and stronger pro forma capital position. Likewise, a slightly upward adjustment remained appropriate for the Bank’s asset growth, as acquisition related growth provided the Bank with stronger historical asset growth, which was driven by loan growth, and on a pro forma basis the Bank’s leverage capacity will be greater than the Peer Group’s leverage capacity. A slight downward adjustment remained appropriate for earnings, based on the Bank’s less favorable efficiency ratio and lower pro forma core ROE.

Consistent with the broader stock market, the general market for thrift stocks was up since the date of the Original Appraisal. The DJIA increased 6.80% since the date of the Original Appraisal, which exceeded the 3.09% increase recorded in the S&P U.S. BMI Banks Index. Comparatively, the updated pricing measures for the Peer Group were lower since the date of the Original Appraisal, with the Peer Group’s updated pricing measures reflecting more significant decreases relative to the updated pricing measures for all publicly-traded thrifts that were generally little changed since the date of the Original Appraisal. The three standard conversion offerings that were completed during 2022 showed an average price increase of 37.2% from their respective IPO prices, as of February 21, 2023.

Overall, taking into account the foregoing factors, including the all-cash acquisition of Regal Bancorp, we believe that an increase in the Bank’s conversion offering as set forth in the Original Appraisal is appropriate.

Boards of Directors

February 21, 2023

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Somerset Savings’ to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the Original Appraisal were updated with financial data as of December 31, 2022.

Consistent with the Original Appraisal, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that an increase in Somerset Savings’ conversion offering is appropriate. Therefore, as of February 21, 2023, the pro forma market value of Somerset Savings’ conversion stock, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $105,000,000 at the midpoint, equal to 10,500,000 at $10.00 per share.

1. P/E Approach. In applying the P/E approach, RP Financial’s valuation conclusions considered both reported earnings and a recurring or “core” earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Bank’s reported earnings, including the estimated pro forma earnings impact of Regal Bancorp acquisition, equaled $8.941 million for the twelve months ended December 31, 2022. In deriving Somerset Savings’ core earnings, the only adjustments made to reported earnings was to eliminate a loss on equity securities of $6,000. As shown below, on a tax effected basis, assuming application of an effective marginal tax rate of 25.0%, the Bank’s core earnings were determined to equal $8.946 million for the twelve months ended December 31, 2022.

Boards of Directors

February 21, 2023

Amount
($000)
Net income	$8,941
Add: Loss on equity securities 1)	5

Core earnings estimate	$8,946

(1)	Tax effected at 25.0%.

Based on Somerset Savings’ reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s reported and core P/E multiples at the $105.0 million updated midpoint value equaled 11.07 times and 11.06 times, respectively. The Bank’s updated reported and core P/E multiples provided for a discount of 0.36% and a premium of 2.98% relative to the Peer Group’s average reported and core P/E multiples of 11.11 times and 10.74 times, respectively (versus premiums of 38.55% and 40.23% relative to the Peer Group’s average reported and core P/E multiples as indicated in the Original Appraisal). The Bank’s updated reported and core P/E multiples indicated premiums of 7.16% and 11.83% relative to the Peer Group’s median reported and core P/E multiples, which equaled 10.33 times and 9.89 times, respectively (versus premiums of 45.74% and 46.05% relative to the Peer Group’s median reported and core P/E multiples as indicated in the Original Appraisal). The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 9.50 times and 14.33 times, respectively, and based on core earnings at the minimum and the super maximum equaled 9.49 times and 14.32 times, respectively. The Bank’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 7, and the pro forma calculations are detailed in Exhibits 2 and 3.

2. P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $105.0 million updated midpoint value, the Bank’s P/B and P/TB ratios equaled 52.11% and 61.96%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 93.52% and 96.61%, respectively, Somerset Savings’ updated ratios indicated discounts of 44.28% on a P/B basis and 35.87% on a P/TB basis (versus discounts of 42.61% and 38.95% from the Peer Group’s average P/B and P/TB ratios as indicated in the Original Appraisal). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 94.22% and 97.45%, respectively, Somerset Savings’ updated ratios at the updated midpoint value indicated discounts of 44.69% and 36.42% (versus discounts of 40.32% and 39.59% from the Peer Group’s median P/B and P/TB ratios as indicated in the Original Appraisal). At the top of the super range, the Bank’s P/B and P/TB ratios equaled 60.50% and 70.32%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super range indicated discounts of 35.31% and 27.21%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 35.79% and 27.84%, respectively.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

Boards of Directors

February 21, 2023

Table 7

Market Pricing Versus Peer Group

Somerset Savings Bank, SLA

As of February 21, 2023

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Somerset Savings Bank, SLA		NJ
Super Maximum			$10.00	$138.86	$0.70	$16.53	14.33x	60.50%	11.61%	70.32%	14.32x	$0.00	0.00%	0.00%	$1,196	19.19%	16.96%	0.06%	0.81%	4.22%	0.81%	4.22%	$132.25
Maximum			$10.00	$120.75	$0.79	$17.76	12.60x	56.31%	10.22%	66.23%	12.59x	$0.00	0.00%	0.00%	$1,181	18.16%	15.88%	0.06%	0.81%	4.47%	0.81%	4.47%	$115.00
Midpoint			$10.00	$105.00	$0.90	$19.19	11.07x	52.11%	8.99%	61.96%	11.06x	$0.00	0.00%	0.00%	$1,168	17.25%	14.91%	0.06%	0.81%	4.71%	0.81%	4.71%	$100.00
Minimum			$10.00	$89.25	$1.05	$21.11	9.50x	47.37%	7.73%	57.08%	9.49x	$0.00	0.00%	0.00%	$1,155	16.32%	13.93%	0.06%	0.81%	4.99%	0.81%	4.99%	$85.00
All Non-MHC Public Thrifts(6)
Averages			$23.44	$544.64	$2.08	$20.61	14.26x	98.95%	12.51%	108.81%	13.05x	$0.50	2.38%	37%	$5,123	13.55%	13.03%	0.55%	0.68%	5.68%	0.79%	6.55%
Median			$14.22	$162.45	$1.15	$16.09	12.46x	93.80%	11.64%	97.19%	11.19x	$0.34	2.21%	29%	$1,636	11.71%	11.41%	0.39%	0.73%	6.27%	0.91%	6.80%
All Non-MHC State of NJ(6)
Averages			$14.51	$704.74	$1.17	$15.62	11.45x	90.88%	11.93%	106.20%	10.71x	$0.51	3.25%	40%	$6,108	13.21%	12.95%	0.56%	0.83%	6.66%	0.86%	6.94%
Medians			$12.60	$643.35	$1.20	$14.78	10.81x	85.03%	12.43%	101.85%	10.81x	$0.48	3.81%	40%	$5,601	12.16%	12.02%	0.56%	1.01%	8.11%	1.01%	8.11%
Comparable Group
Averages			$15.94	$127.27	$1.18	$16.97	11.11x	93.52%	11.98%	96.61%	10.74x	$0.26	1.58%	18.79%	$1,108	12.86%	12.50%	0.61%	0.74%	5.78%	0.77%	6.01%
Medians			$16.25	$107.34	$1.68	$16.33	10.33x	94.22%	10.34%	97.45%	9.89x	$0.24	1.51%	15.48%	$871	12.16%	12.16%	0.55%	0.93%	7.51%	0.99%	8.00%
Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$16.25	$107.34	$1.16	$17.73	15.33x	91.66%	13.56%	108.92%	14.03x	$0.00	0.00%	0.00%	$791	14.80%	12.75%	1.27%	0.93%	6.05%	1.01%	6.61%
ESSA	ESSA Bancorp, Inc.	PA	$20.20	$196.12	$2.10	$20.78	9.71x	97.17%	10.90%	103.92%	9.63x	$0.60	2.97%	28.57%	$1,927	11.22%	10.57%	0.77%	1.09%	9.48%	1.10%	9.56%
HMNF	HMN Financial, Inc.	MN	$21.86	$94.50	$1.83	$21.72	11.95x	100.64%	8.94%	101.47%	11.95x	$0.24	1.10%	13.11%	$1,096	8.88%	8.81%	0.20%	0.75%	7.03%	0.75%	7.03%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$17.31	$51.86	$1.75	$15.60	9.89x	110.97%	9.37%	110.97%	9.89x	$0.48	2.77%	26.29%	$577	8.44%	8.44%	0.05%	0.99%	11.45%	0.99%	11.45%
IROQ	IF Bancorp, Inc.	IL	$18.08	$57.39	$1.86	$21.30	10.33x	84.88%	7.33%	84.88%	9.70x	$0.40	2.21%	11.43%	$824	8.63%	8.63%	0.04%	0.69%	7.51%	0.74%	8.00%
MGYR	Magyar Bancorp, Inc.	NJ	$12.60	$84.96	$1.20	$14.82	10.50x	85.03%	10.34%	85.03%	10.50x	$0.12	0.95%	16.67%	$822	12.16%	12.16%	0.91%	1.01%	8.11%	1.01%	8.11%
NECB	Northeast Community Bancorp, Inc.	NY	$15.90	$234.61	$1.68	$16.33	10.06x	97.38%	17.91%	97.45%	9.45x	$0.24	1.51%	14.29%	$1,425	18.39%	18.38%	0.10%	1.95%	9.60%	2.07%	10.22%
PVBC	Provident Bancorp, Inc.	MA	$9.36	$162.45	($1.28)	$11.75	NM	79.69%	10.11%	79.69%	NM	$0.16	1.71%	NM	$1,636	12.68%	12.68%	1.58%	-1.24%	-9.26%	-1.23%	-9.12%
WMPN	William Penn Bancorporation	PA	$11.94	$156.20	$0.32	$12.67	NM	94.22%	19.39%	97.19%	NM	$0.12	1.01%	40.00%	$871	20.58%	20.08%	0.55%	0.46%	2.05%	0.50%	2.21%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

February 21, 2023

As discussed previously, three standard conversion offerings were completed during 2022 and no standard conversions have been completed year-to-date through February 21, 2023. In comparison to the 56.90% average closing forma P/TB ratio of the three recent standard conversions completed in 2022, the Bank’s P/TB ratio of 61.96% at the midpoint value reflects an implied premium of 8.89%. At the top of the super maximum, the Bank’s P/TB ratio of 70.32% reflects an implied premium of 23.59% relative to the recent standard conversions average P/TB ratio at closing. In comparison to the 59.30% closing forma P/TB ratio of ECB Bancorp’s standard conversion offering, the Bank’s P/TB ratio of 61.96% at the midpoint value reflects an implied premium of 4.49%. At the top of the super maximum, the Bank’s P/TB ratio of 70.32% reflects an implied premium of 18.58% relative to ECB Bancorp’s pro forma P/TB ratio at closing.

3. P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings — which have received greater weight in our valuation analysis. At the $105.0 million updated midpoint value, Somerset Savings’ pro forma P/A ratio equaled 8.99%. In comparison to the Peer Group’s average P/A ratio of 11.98%, Somerset Savings’ P/A ratio indicated a discount of 24.96% (versus a discount of 13.34% at the midpoint valuation in the Original Appraisal). In comparison to the Peer Group’s median P/A ratio of 10.34%, Somerset Savings’ P/A ratio at the $105.0 million updated midpoint value indicated a discount of 13.06% (versus a discount of 9.69% at the midpoint valuation in the Original Appraisal).

Valuation Conclusion

We have concluded that the Bank’s estimated conversion offering value should be increased since the date of the Original Appraisal. Accordingly, it is our opinion, as of February 21, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $105,000,000 at the midpoint, equal to 10,500,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $89,250,000 and a maximum value of $120,750,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 8,925,000 at the minimum and 12,075,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $138,862,500 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 13,886,250. Based on this valuation range, the offering range is as follows: $85,000,000 at the minimum, $100,000,000 at the midpoint, $115,000,000 at the maximum and $132,250,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 8,500,000 at the minimum, 10,000,000 at the midpoint, 11,500,000 at the maximum and 13,225,000 at the super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 7 and are detailed in Exhibit 2 and Exhibit 3.

Boards of Directors

February 21, 2023

Respectfully submitted,

William E. Pommerening
Chief Executive Officer and
Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of February 21, 2023

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of February 21, 2023

RP® Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line - Part One

Prices As of February 21, 2023

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	9.90	6,475	64.1	11.64	9.71	9.98	-0.78	-14.95	-1.00	NA	NA	12.20	12.20	81.75
AFBI	Affinity Bancshares, Inc.	SE	16.25	6,634	107.3	16.50	13.81	15.80	2.85	3.55	7.62	1.06	1.16	17.73	14.92	119.27
AX	Axos Financial, Inc.	WE	47.33	59,999	2,839.8	55.00	33.91	49.77	-4.90	-12.55	23.84	4.30	4.91	29.79	27.17	312.35
BLFY	Blue Foundry Bancorp	MA	11.86	27,882	330.7	14.49	11.01	11.75	0.94	-17.24	-7.70	0.09	0.09	14.30	14.28	73.29
BYFC	Broadway Financial Corporation	WE	1.30	76,281	99.2	1.89	0.83	1.33	-2.26	-22.16	28.71	0.08	NA	1.76	1.37	15.53
CFFN	Capitol Federal Financial, Inc.	MW	8.42	132,425	1,120.5	11.30	7.19	8.40	0.24	-24.42	-2.66	0.58	0.59	7.75	7.66	74.98
CARV	Carver Bancorp, Inc.	MA	4.42	4,226	18.7	12.30	3.62	4.46	-0.82	-47.44	7.54	-0.63	-0.63	4.60	4.60	168.52
CLST	Catalyst Bancorp, Inc.	SW	13.00	4,867	63.3	13.90	12.03	13.00	0.00	-6.07	2.36	0.04	NA	NA	NA	54.11
CULL	Cullman Bancorp, Inc.	SE	11.71	7,406	86.7	13.25	10.40	11.78	-0.59	-2.09	1.91	0.53	0.53	13.30	13.30	54.83
ECBK	ECB Bancorp, Inc.	NE	15.63	9,175	143.4	16.91	13.82	15.45	1.17	10.93	-2.62	NA	NA	17.55	17.55	95.21
ESSA	ESSA Bancorp, Inc.	MA	20.20	9,721	196.1	21.80	15.63	20.28	-0.42	11.88	-3.23	2.08	2.10	20.78	19.43	198.25
FNWB	First Northwest Bancorp	WE	14.87	9,095	135.2	23.77	14.22	15.08	-1.39	-35.24	-3.19	1.71	1.57	16.65	16.54	224.52
FSEA	First Seacoast Bancorp, Inc.	NE	10.29	#VALUE!	52.2	13.40	10.00	10.30	-0.10	-17.78	-9.94	0.30	0.29	9.42	9.42	#VALUE!
FSBW	FS Bancorp, Inc.	WE	36.41	7,586	277.4	37.39	26.80	36.84	-1.17	12.65	8.88	3.70	3.81	29.95	29.22	347.08
GBNY	Generations Bancorp NY, Inc.	MA	10.98	2,365	26.0	12.07	10.51	11.04	-0.54	-8.35	1.67	0.67	0.71	15.89	15.24	157.98
HONE	HarborOne Bancorp, Inc.	NE	13.69	45,990	629.6	15.57	12.82	13.64	0.37	-7.50	-1.51	0.97	1.00	12.60	11.13	116.54
HIFS	Hingham Institution for Savings	NE	287.20	2,145	616.7	368.58	242.99	295.20	-2.71	-21.47	4.07	17.04	24.85	179.74	179.74	1954.79
HMNF	HMN Financial, Inc.	MW	21.86	4,323	94.5	25.95	20.95	21.96	-0.45	-13.46	2.44	1.83	NA	21.72	21.54	253.58
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	17.31	2,987	51.9	23.55	16.49	19.95	-13.23	-16.17	1.17	1.75	1.75	15.60	15.60	193.04
IROQ	IF Bancorp, Inc.	MW	18.08	3,169	57.4	25.18	17.00	18.08	0.00	-24.82	4.81	1.75	1.86	21.30	21.30	259.91
KRNY	Kearny Financial Corp.	MA	9.91	65,059	643.4	13.70	9.00	9.80	1.12	-24.87	-2.36	0.70	0.87	12.95	NA	127.41
MGYR	Magyar Bancorp, Inc.	MA	12.60	6,899	85.0	13.45	11.32	13.00	-3.08	4.56	-1.72	1.20	1.20	14.82	14.82	119.09
MSVB	Mid-Southern Bancorp, Inc.	MW	13.08	2,705	35.4	15.44	12.61	13.08	0.00	-12.83	0.50	0.69	0.69	11.55	11.55	99.54
NYCB	New York Community Bancorp, Inc.	MA	9.13	681,136	6,219.5	11.75	8.17	9.58	-4.70	-21.16	6.16	1.26	1.13	12.21	8.23	132.34
NECB	Northeast Community Bancorp, Inc.	MA	15.90	14,755	234.6	15.99	10.67	15.85	0.32	24.41	6.57	1.58	1.68	16.33	16.32	96.58
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	14.67	47,771	696.0	16.13	11.87	14.47	1.38	-6.68	-6.74	1.32	1.32	14.78	13.91	117.25
NSTS	NSTS Bancorp, Inc.	MW	10.45	5,398	56.4	12.58	9.82	10.69	-2.25	-16.40	3.16	NA	NA	14.66	14.66	49.68
PBBK	PB Bankshares, Inc.	MA	13.40	2,528	33.9	14.49	12.07	13.45	-0.37	-4.29	-1.33	0.50	0.54	16.29	16.29	149.00
PDLB	Ponce Financial Group, Inc.	MA	9.22	23,131	213.3	10.72	9.04	9.17	0.55	-13.35	-1.07	-1.32	NA	10.77	10.77	99.95
PVBC	Provident Bancorp, Inc.	NE	9.36	17,356	162.5	17.24	6.10	9.01	3.88	-44.94	28.57	-1.30	-1.28	11.75	11.75	94.28
PROV	Provident Financial Holdings, Inc.	WE	14.22	7,203	100.9	16.84	13.29	14.25	-0.21	-15.10	3.27	1.19	1.19	18.12	18.12	176.47
PFS	Provident Financial Services, Inc.	MA	23.53	74,377	1,768.7	25.61	19.18	23.49	0.17	-0.97	10.16	2.35	2.39	21.25	15.12	185.32
RVSB	Riverview Bancorp, Inc.	WE	7.12	21,507	153.1	8.00	6.08	7.20	-1.11	-8.72	-7.29	0.88	0.88	7.07	5.79	74.34
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	6.11	50,800	310.4	7.26	5.61	6.21	-1.61	0.00	0.33	0.08	0.09	6.51	6.51	48.12
TCBC	TC Bancshares, Inc.	SE	16.32	4,475	73.0	17.28	12.00	16.28	0.28	18.70	9.54	NA	NA	17.46	17.46	90.79
TBNK	Territorial Bancorp Inc.	WE	23.33	8,808	205.5	25.60	17.93	23.91	-2.43	-6.79	-2.83	1.80	1.71	28.28	28.28	246.23
TCBS	Texas Community Bancshares, Inc.	SW	15.73	3,059	48.1	19.61	14.96	15.62	0.73	-11.34	2.50	0.54	0.58	16.87	16.74	122.82
TCBX	Third Coast Bancshares, Inc.	SW	18.82	13,532	254.7	26.75	16.35	18.95	-0.69	-19.98	2.12	1.25	NA	23.32	21.90	278.84
TSBK	Timberland Bancorp, Inc.	WE	34.45	8,240	283.3	35.62	24.05	35.45	-2.82	24.95	0.94	3.07	3.10	27.16	25.21	222.76
TFIN	Triumph Financial, Inc.	SW	61.92	24,478	1,415.5	100.98	45.08	63.82	-2.98	-34.78	26.70	3.96	3.39	35.09	24.04	217.90
TRST	TrustCo Bank Corp NY	MA	36.70	19,052	698.2	39.36	29.50	36.46	0.66	7.06	-2.37	3.93	3.92	31.54	31.51	314.93
WSBF	Waterstone Financial, Inc.	MW	16.02	22,304	345.8	20.21	15.14	15.91	0.69	-17.93	-7.08	0.89	0.88	16.71	16.68	91.09
WNEB	Western New England Bancorp, Inc.	NE	10.04	22,176	223.1	10.25	7.13	9.71	3.40	7.38	6.13	1.18	1.10	10.27	9.61	115.13
WMPN	William Penn Bancorporation	MA	11.94	13,465	156.2	12.87	11.20	11.84	0.84	-4.56	-1.49	0.30	0.32	12.67	12.29	64.68
WSFS	WSFS Financial Corporation	MA	50.02	61,587	3,081.8	52.75	37.03	50.72	-1.38	-4.27	10.32	3.49	4.45	35.79	19.36	323.36
MHCs
BSBK	Bogota Financial Corp.	MA	11.22	13,616	148.8	11.75	10.20	11.32	-0.88	9.88	0.36	0.51	0.51	10.19	10.18	69.85
CFSB	CFSB Bancorp, Inc.	NE	9.00	6,266	56.5	10.75	7.27	9.04	-0.44	-15.41	11.25	NA	NA	11.54	11.54	56.95
CLBK	Columbia Financial, Inc.	MA	20.70	109,575	2,255.7	22.86	18.77	20.45	1.22	-3.81	-4.26	0.81	0.86	9.67	8.53	94.99
GCBC	Greene County Bancorp, Inc.	MA	53.65	8,513	456.7	89.79	38.45	51.21	4.76	38.77	-6.57	3.55	3.69	19.76	19.76	307.32
KFFB	Kentucky First Federal Bancorp	MW	7.06	8,145	57.6	8.69	6.60	7.15	-1.28	-11.77	5.98	0.15	0.15	6.34	6.23	41.18
LSBK	Lake Shore Bancorp, Inc.	MA	12.05	5,596	67.4	15.24	11.82	12.60	-4.37	-20.46	-0.17	0.97	NA	14.23	14.23	125.07
OFED	Oconee Federal Financial Corp.	SE	23.02	5,609	129.1	27.00	20.24	24.74	-6.95	-0.99	-7.92	0.80	0.82	12.77	12.30	100.76
PBFS	Pioneer Bancorp, Inc.	MA	11.50	25,150	289.3	11.97	9.13	11.52	-0.17	5.50	0.88	0.57	0.59	9.61	9.19	72.94
RBKB	Rhinebeck Bancorp, Inc.	MA	9.45	10,930	103.3	11.20	8.46	9.56	-1.12	-13.09	3.74	0.64	0.66	9.58	9.35	122.23
TFSL	TFS Financial Corporation	MW	14.25	280,494	3,951.4	17.39	12.45	14.34	-0.63	-16.62	-1.11	0.29	0.29	6.60	6.56	57.50
Under Merger/Acquisition
HVBC	HV Bancorp, Inc.	MA	32.31	2,239	72.5	34.00	18.52	31.86	1.40	50.70	13.61	1.06	NA	18.77	18.77	275.03

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright	(c) 2023 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of February 21, 2023

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	14.34	14.34	-0.08	-0.52	0.02	0.10	NA	272.96	NA	81.18	11.64	81.18	NA	NA	NA	NA
AFBI	Affinity Bancshares, Inc.	SE	14.80	12.75	0.93	6.05	1.01	6.61	NA	NA	15.33	91.66	13.56	108.92	14.03	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.54	8.77	1.52	15.69	1.70	17.50	0.54	165.51	11.01	158.86	15.15	174.22	9.65	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	19.27	19.24	0.12	0.58	0.12	0.58	NA	NA	131.78	82.91	15.98	83.08	132.39	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	NA	NA	0.50	2.55	NA	NA	NA	NA	16.25	73.86	NA	94.58	NA	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.62	10.52	0.67	6.83	0.68	6.92	NA	NA	14.52	108.67	11.54	109.88	14.33	0.34	4.04	126.72
CARV	Carver Bancorp, Inc.	MA	6.34	6.34	-0.39	-5.38	-0.39	-5.38	2.59	28.03	NM	96.12	2.76	96.12	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	33.60	33.60	0.06	0.19	NA	NA	NA	NA	NM	76.82	NA	76.82	NA	NA	NA	NM
CULL	Cullman Bancorp, Inc.	SE	24.26	24.26	1.05	3.91	1.05	3.91	0.75	91.29	22.09	88.02	21.36	88.02	22.11	0.12	1.02	22.64
ECBK	ECB Bancorp, Inc.	NE	18.44	18.44	NA	1.86	NA	5.55	NA	863.66	NA	89.04	16.42	89.04	NA	NA	NA	NA
ESSA	ESSA Bancorp, Inc.	MA	11.22	10.57	1.09	9.48	1.10	9.56	0.77	126.43	9.71	97.17	10.90	103.92	9.63	0.60	2.97	NA
FNWB	First Northwest Bancorp	WE	7.75	7.70	0.68	7.84	0.73	8.45	NA	NA	8.70	89.30	7.05	89.91	9.46	0.28	1.88	16.37
FSEA	First Seacoast Bancorp, Inc.	NE	9.11	9.11	0.29	2.58	0.28	2.50	NA	NA	34.40	109.28	9.96	109.28	35.44	NA	NA	NM
FSBW	FS Bancorp, Inc.	WE	8.80	8.60	1.22	11.66	1.25	12.01	NA	NA	9.84	121.57	10.70	124.63	9.56	1.00	2.75	NA
GBNY	Generations Bancorp NY, Inc.	MA	10.08	9.71	0.42	3.74	0.44	3.98	1.65	38.16	16.39	69.11	6.96	72.03	15.44	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	11.51	10.31	0.95	7.14	0.99	7.37	NA	NA	14.11	108.64	12.51	123.01	13.68	0.28	2.05	28.87
HIFS	Hingham Institution for Savings	NE	9.20	9.20	0.98	10.01	1.43	14.60	NA	NA	16.85	159.79	14.71	159.79	11.56	2.52	0.88	17.78
HMNF	HMN Financial, Inc.	MW	8.88	8.81	0.75	7.03	NA	NA	NA	NA	11.95	100.64	8.94	101.47	NA	0.24	1.10	13.11
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.44	8.44	0.99	11.45	0.99	11.45	0.05	NM	9.89	110.97	9.37	110.97	9.89	0.48	2.77	26.29
IROQ	IF Bancorp, Inc.	MW	8.63	8.63	0.69	7.51	0.74	8.00	0.04	NM	10.33	84.88	7.33	84.88	9.70	0.40	2.21	11.43
KRNY	Kearny Financial Corp.	MA	10.53	NA	0.62	5.19	0.77	6.42	0.88	81.90	14.16	76.53	8.06	101.85	11.36	0.44	4.44	62.86
MGYR	Magyar Bancorp, Inc.	MA	12.16	12.16	1.01	8.11	1.01	8.11	NA	NA	10.50	85.03	10.34	85.03	10.50	0.12	0.95	16.67
MSVB	Mid-Southern Bancorp, Inc.	MW	12.38	12.38	0.71	5.15	0.71	5.15	NA	118.16	19.23	121.78	14.18	121.78	19.23	0.24	1.84	28.99
NYCB	New York Community Bancorp, Inc.	MA	9.79	6.99	1.01	9.18	0.91	8.30	NA	NA	7.25	74.74	6.94	110.90	8.06	0.68	7.45	40.48
NECB	Northeast Community Bancorp, Inc.	MA	18.39	18.38	1.95	9.60	2.07	10.22	NA	NA	10.06	97.38	17.91	97.45	9.45	0.24	1.51	NA
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.52	11.87	1.09	8.57	1.09	8.56	0.24	314.19	11.11	99.23	12.43	105.43	11.13	0.52	3.54	39.39
NSTS	NSTS Bancorp, Inc.	MW	29.52	29.52	-0.02	-0.09	-0.16	-0.63	0.40	64.08	NA	71.26	21.03	71.26	NA	NA	NA	NA
PBBK	PB Bankshares, Inc.	MA	11.84	11.84	0.35	2.66	0.38	2.86	0.50	199.95	26.80	82.27	9.74	82.27	24.92	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	21.31	21.31	-1.55	-7.47	NA	NA	NA	192.69	NM	85.62	10.98	85.62	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	12.68	12.68	-1.24	-9.26	-1.23	-9.12	NA	NA	NM	79.69	10.11	79.69	NM	0.16	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	10.17	10.17	0.71	6.69	0.71	6.69	0.10	480.23	11.95	78.47	7.98	78.47	11.95	0.56	3.94	47.06
PFS	Provident Financial Services, Inc.	MA	11.59	8.53	1.29	10.86	1.31	11.05	NA	NA	10.01	110.70	12.83	155.59	9.84	0.96	4.08	40.85
RVSB	Riverview Bancorp, Inc.	WE	9.51	7.93	1.13	12.29	1.14	12.35	0.04	NM	8.09	100.68	9.57	122.89	8.05	0.24	3.37	26.70
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.53	13.53	0.15	1.19	0.17	1.32	NA	121.99	76.38	93.80	12.70	93.80	68.99	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	SE	20.84	20.84	0.68	3.13	0.68	3.13	NA	NA	NA	93.45	19.47	93.45	NA	0.10	0.61	NA
TBNK	Territorial Bancorp Inc.	WE	11.83	11.83	0.75	6.27	0.71	5.95	NA	NA	12.96	82.49	9.76	82.49	13.65	0.92	3.94	56.67
TCBS	Texas Community Bancshares, Inc.	SW	14.81	14.71	0.44	3.37	0.48	3.63	0.43	103.25	29.14	93.25	13.81	93.97	27.03	NA	NA	NM
TCBX	Third Coast Bancshares, Inc.	SW	10.12	9.66	0.58	5.76	NA	NA	0.31	258.46	15.06	80.70	6.87	85.92	NA	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	WE	12.18	11.41	1.38	11.92	1.39	12.03	0.25	316.34	11.22	126.85	15.45	136.63	11.12	0.92	2.67	39.41
TFIN	Triumph Financial, Inc.	SW	16.67	12.30	1.79	11.46	1.54	9.86	0.38	227.71	15.64	176.48	28.16	257.59	18.26	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.00	9.99	1.22	12.60	1.22	12.56	NA	NA	9.34	116.37	11.64	116.47	9.36	1.44	3.92	26.97
WSBF	Waterstone Financial, Inc.	MW	18.24	18.21	0.96	4.88	0.95	4.81	NA	NA	18.00	95.88	17.48	96.04	18.25	0.80	4.99	89.89
WNEB	Western New England Bancorp, Inc.	NE	8.94	8.41	1.02	11.85	0.95	11.08	0.34	228.80	8.51	97.77	8.74	104.49	9.10	0.28	2.79	15.25
WMPN	William Penn Bancorporation	MA	20.58	20.08	0.46	2.05	0.50	2.21	0.55	69.01	39.80	94.22	19.39	97.19	36.86	0.12	1.01	40.00
WSFS	WSFS Financial Corporation	MA	11.06	6.29	1.09	9.28	1.39	11.83	0.22	357.02	14.33	139.76	15.47	258.35	11.24	0.60	1.20	12.32
MHCs
BSBK	Bogota Financial Corp.	MA	14.68	14.66	0.77	4.76	0.78	4.80	NA	NA	22.00	110.06	16.16	110.27	21.83	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	NE	21.10	21.10	0.19	0.95	0.19	0.94	NA	NA	NA	77.97	16.45	77.97	NA	NA	NA	NA
CLBK	Columbia Financial, Inc.	MA	10.12	9.04	0.88	8.09	0.94	8.62	NA	NA	25.56	214.09	21.67	242.71	23.98	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.43	6.43	1.20	18.90	1.25	19.62	0.30	279.42	15.11	271.54	17.46	271.54	14.55	0.56	1.04	19.15
KFFB	Kentucky First Federal Bancorp	MW	15.40	15.16	0.39	2.47	0.39	2.47	1.61	30.69	47.05	111.25	17.13	113.33	47.05	0.40	5.67	266.67
LSBK	Lake Shore Bancorp, Inc.	MA	11.60	11.60	0.82	6.90	NA	NA	NA	NA	12.42	84.68	9.82	84.68	NA	0.72	5.98	53.61
OFED	Oconee Federal Financial Corp.	SE	12.68	12.27	0.83	5.84	0.85	6.02	0.19	150.21	28.78	180.23	22.85	187.13	27.92	0.40	1.74	50.00
PBFS	Pioneer Bancorp, Inc.	MA	13.61	13.09	0.72	5.79	0.75	6.00	0.45	268.15	20.18	119.63	16.28	125.19	19.49	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	8.09	7.92	0.54	6.44	0.56	6.66	NA	NA	14.77	98.63	7.98	101.03	14.27	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.47	11.41	0.53	4.40	0.53	4.40	0.73	63.66	49.14	216.01	24.77	217.15	49.14	1.13	7.93	389.66
Under Merger/Acquisition
HVBC	HV Bancorp, Inc.	MA	6.84	6.84	0.39	5.42	NA	NA	NA	NA	30.48	172.13	11.77	172.13	NA	NA	NA	NM

(1)	Average of High/Low or Bid/Ask price per share.

(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.

(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.

(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).

(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.

(6)	Annualized based on last regular quarterly cash dividend announcement.

(7)	Indicated dividend as a percent of trailing 12 month earnings.

(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.

(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

Somerset Savings Bank, SLA

Prices as of February 21, 2023

				Peer Group		New Jersey Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Mean	Median	Mean	Median	Mean	Median
Price-earnings ratio (x)		P/E	11.07 x	11.11x	10.33x	11.45x	10.81x	14.26x	12.46x
Price-core earnings ratio (x)		P/Core	11.06 x	10.74x	9.89x	10.71x	10.81x	13.05x	11.19x
Price-book ratio (%)	=	P/B	52.11%	93.52%	94.22%	90.88%	85.03%	98.95%	108.81%
Price-tangible book ratio (%)	=	P/TB	61.96%	96.61%	97.45%	106.20%	101.85%	93.80%	97.19%
Price-assets ratio (%)	=	P/A	8.99%	11.98%	10.34%	11.93%	12.43%	12.51%	11.64%

Valuation Parameters
Pre-Conversion Earnings (2)(Y)	$8,941,000	ESOP Stock Purchases (E)	8.00%	(6)
Pre-Conversion Earnings (2)(CY)	$8,946,000	Cost of ESOP Borrowings (S)	0.00%	(5)
Pre-Conversion Book Value (2)(B)	$117,051,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Value (2)(TB)	$84,976,000	RRP Amount (M)	4.00%
Pre-Conversion Assets(2) (A)	$1,083,507,000	RRP Vesting (N)	5.00	years (6)
Reinvestment Rate (3)(R)	3.99%	Foundation (F)	5.71%
Est. Conversion Expenses (4)(X)	3.49%	Tax Benefit (Z)	1,500,000
Tax Rate (TAX)	25.00%	Merger Shares (PATD)	0.00%
		Percentage Sold (PCT)	100.00%
		Option (O1)	10.00%	(7)
		Estimated Option Value (O2)	50.20%	(7)
		Option vesting (O3)	5.00	(7)
		Option pct taxable (O4)	25.00%	(7)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$105,000,000

	1 - P/E * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$105,000,000

	1 - P/core * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$105,000,000
	1 - P/B * PCT * (1-X-E-M-F-PATD)

4. V=	P/TB * (TB+Z)	V=	$105,000,000
	1 - P/TB * PCT * (1-X-E-M-F-PATD)

5. V=	P/A * (A+Z)	V=	$105,000,000
	1 - P/A * PCT * (1-X-E-M-F-PATD)

				Merger
	Offering Valuation Range			Shares	Shares
	Shares Issued	Price Per	Gross Offering	Issued To	Issued To	Total Shares
Conclusion	To the Public	Share	Proceeds	Regal	Foundation	Issued
Supermaximum	13,225,000	10.00	$132,250,000	0	661,250	13,886,250
Maximum	11,500,000	10.00	115,000,000	0	575,000	12,075,000
Midpoint	10,000,000	10.00	100,000,000	0	500,000	10,500,000
Minimum	8,500,000	10.00	85,000,000	0	425,000	8,925,000

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Historical Somerset Savings and Regal Bancorp combined, including merger adjustments.
(3)	Net return equals a reinvestment rate of 3.99%, and a tax rate of 25.0%.
(4)	Offering expenses shown at estimated midpoint value as a percent of total offering proceeds.
(5)	No cost is applicable since holding company will fund the ESOP loan.
(6)	ESOP and RRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0%.
(7)	10% option plan with an estimated Black-Scholes valuation of 50.20% of the exercise price, including a 5 year vesting with 25% of the options (granted to directors) tax effected at 25.00%.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Minimum

1.	Pro Forma Market Capitalization	$89,250,000
	Less: Foundation Shares	4,250,000

2.	Offering Proceeds	$85,000,000
	Less: Estimated Offering Expenses	3,337,000

	Net Conversion Proceeds	$81,663,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$81,663,000
	Less: Cash Contribution to Foundation	850,000
	Less: Non-Cash Stock Purchases (1)	10,710,000

	Net Proceeds Reinvested	$70,103,000
	Estimated net incremental rate of return	2.99%

	Reinvestment Income	$2,097,832
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	267,750
	Less: Amortization of Options (4)	840,066
	Less: Restricted Stock Plan Vesting (5)	535,500

	Net Earnings Impact	$454,517

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2022 (reported)		$8,941,000	$454,517	$9,395,517
	12 Months ended December 31, 2022 (core)		$8,946,000	$454,517	$9,400,517

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
5.	Pro Forma Net Worth
	December 31, 2022	$117,051,000	$70,103,000	$1,275,000	$188,429,000
	December 31, 2022 (Tangible)	$84,976,000	$70,103,000	$1,275,000	$156,354,000

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
6.	Pro Forma Assets
	December 31, 2022	$1,083,507,000	$70,103,000	$1,275,000	$1,154,885,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Midpoint

1.	Pro Forma Market Capitalization	$105,000,000
	Less: Foundation Shares	5,000,000

2.	Offering Proceeds	$100,000,000
	Less: Estimated Offering Expenses	3,487,000

	Net Conversion Proceeds	$96,513,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$96,513,000
	Less: Cash Contribution to Foundation	1,000,000
	Less: Non-Cash Stock Purchases (1)	12,600,000

	Net Proceeds Reinvested	$82,913,000
	Estimated net incremental rate of return	2.99%

	Reinvestment Income	$2,481,172
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	315,000
	Less: Amortization of Options (4)	988,313
	Less: Restricted Stock Plan Vesting (5)	630,000

	Net Earnings Impact	$547,859

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2022 (reported)		$8,941,000	$547,859	$9,488,859
	12 Months ended December 31, 2022 (core)		$8,946,000	$547,859	$9,493,859

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
5.	Pro Forma Net Worth
	December 31, 2022	$117,051,000	$82,913,000	$1,500,000	$201,464,000
	December 31, 2022 (Tangible)	$84,976,000	$82,913,000	$1,500,000	$169,389,000

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
6.	Pro Forma Assets
	December 31, 2022	$1,083,507,000	$82,913,000	$1,500,000	$1,167,920,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Maximum

1.	Pro Forma Market Capitalization	$120,750,000
	Less: Foundation Shares	5,750,000

2.	Offering Proceeds	$115,000,000
	Less: Estimated Offering Expenses	3,637,000

	Net Conversion Proceeds	$111,363,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$111,363,000
	Less: Cash Contribution to Foundation	1,150,000
	Less: Non-Cash Stock Purchases (1)	14,490,000

	Net Proceeds Reinvested	$95,723,000
	Estimated net incremental rate of return	2.99%

	Reinvestment Income	$2,864,511
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	362,250
	Less: Amortization of Options (4)	1,136,559
	Less: Restricted Stock Plan Vesting (5)	724,500

	Net Earnings Impact	$641,201

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2022 (reported)		$8,941,000	$641,201	$9,582,201
	12 Months ended December 31, 2022 (core)		$8,946,000	$641,201	$9,587,201

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
5.	Pro Forma Net Worth
	December 31, 2022	$117,051,000	$95,723,000	$1,725,000	$214,499,000
	December 31, 2022 (Tangible)	$84,976,000	$95,723,000	$1,725,000	$182,424,000

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
6.	Pro Forma Assets
	December 31, 2022	$1,083,507,000	$95,723,000	$1,725,000	$1,180,955,000

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$138,862,500
	Less: Foundation Shares	6,612,500

2.	Offering Proceeds	$132,250,000
	Less: Estimated Offering Expenses	3,810,000

	Net Conversion Proceeds	$128,440,000
3.	Estimated Additional Income from Conversion Proceeds
	Net Conversion Proceeds	$128,440,000
	Less: Cash Contribution to Foundation	1,322,500
	Less: Non-Cash Stock Purchases (1)	16,663,500

	Net Proceeds Reinvested	$110,454,000
	Estimated net incremental rate of return	2.99%

	Reinvestment Income	$3,305,336
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	416,588
	Less: Amortization of Options (4)	1,307,043
	Less: Restricted Stock Plan Vesting (5)	833,175

	Net Earnings Impact	$748,530

			Before Conversion	Net Earnings Increase	After Conversion
4.	Pro Forma Earnings
	12 Months ended December 31, 2022 (reported)		$8,941,000	$748,530	$9,689,530
	12 Months ended December 31, 2022 (core)		$8,946,000	$748,530	$9,694,530

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
5.	Pro Forma Net Worth
	December 31, 2022	$117,051,000	$110,454,000	$1,983,750	$229,488,750
	December 31, 2022 (Tangible)	$84,976,000	$110,454,000	$1,983,750	$197,413,750

		Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
6.	Pro Forma Assets
	December 31, 2022	$1,083,507,000	$110,454,000	$1,983,750	$1,195,944,750

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (39)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (35)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (35)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com